UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 9, 2009

Date of report (date of earliest event reported):

ASIA PREMIUM TELEVISION GROUP, INC
(Exact name of registrant as specified in its charter)

Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Room 602, 2 North Tuanjiehu Street, Chaoyang District

Beijing, 100026, People's Republic Of China
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(86-10) 6582-7900

 None

_________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Commencing in April 2009, we began receiving loans from Redrock Capital Venture Limited (“Redrock”), a BVI company. As of July 9, 2009, we had received $223,529USD (RMB 1,520,000) in loans from Redrock. These loans were due on demand and bear no interest. On July 9, 2009, we entered into an agreement to satisfy and cancel the outstanding loans in exchange for the issuance of 1,853,659 shares of our common stock. The shares were valued at $0.12 per share.

Ms. Yang Lan is the majority shareholder of Redrock. She also is controlling shareholder of Her Village Limited, one of our largest shareholders. After giving effect to the transaction, Redrock will become the beneficial owner of 18.6% of our common stock, and Ms. Yang Lan will deemed the beneficial owner of 38.1% of our common stock (see Item 5.01 Changes in Control of Registrant below).

As a result of the foregoing, the transactions described herein have not been the result of arm’s length negotiations among the parties, however, we believe that the transactions described herein are no less favorable to us than what would be available from independent third parties.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed above, on July 9, 2009, we agreed to issue 1,853,659 shares of our common stock to Redrock.

The transaction is exempt from the registration requirements of the Securities Act of 1933, as amended (“Act”) pursuant to Sections 3(b) and/or 4(2) of the Act including the rules and regulations thereunder since, among other things, the transaction did not involve a public offering, Redrock is an accredited investors and/or qualified institutional buyers, Redrock had access to information about us and their investment, Redrock took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 5.01 Changes in Control of Registrant.

As a result of the transaction described in Item 1.01 and Item 3.02, a change in control occurred with respect to our capital stock ownership.

The following table will identify, as of July 9, 2009, after giving effect to issuance of 1,853,659 shares of our common stock to Redrock, the number and percentage of outstanding shares of common stock of the Company owned by (i) each person known to the Company who owns more than five percent of the outstanding common stock, (ii) each officer and director, and (iii) and our officers and directors as a group.

Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Unless otherwise indicated, the address for each Beneficial Owner shall be c/o the company at: Room 602, 2 North Tuanjiehu Street, Chaoyang District Beijing, 100026, PRC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Yang Lan(2)	3,796,281	38.1
Her Village Limited(3)	1,704,402	17.1
Luo Wenjun(4)	155,623	1.5
Xing Jing (5)	0	0
Lou Peide(6)	0	0
Carla Zhou(7)	0	0
Redrock Capital Venture Ltd.(8)	1,853,659	18.6
Chen Zengjie(9)	1,309,005	13.1
Officers and Directors as a group (4 persons)	155,623	1.5

(1). Based on 9,965,538 shares of common stock issued and outstanding which gives effect to the Redrock transaction.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants.

(2).Represents 1,853,659 shares of common stock issuable to Redrock (see footnote 8), 1,704,402 shares held by Her Village Limited (see footnote 3), 235,500 shares held by Yang Lan Studio Limited, and 2,720 shares held directly by Ms.Yang Lan. Ms. Yang is the majority shareholder of Redrock, Her Village Limited, and Yang Lan Studio Limited.

(3). The address for shareholder is 8/F,Crawford Tower, 99 Jervois Street, Sheung Wan, Hong Kong. Ms. Yang is the majority shareholder of Her Village Limited.

(4). Mr. Luo is a director of our company. The amount represents stock purchase warrants to acquire 155,623 shares of our common stock at an exercise price of $0.15 per share. The warrants expire on March 23, 2019.

(5). Mr. Xing Jing is our Co-Chairman and Chief Executive Officer.

(6). Mr. Lou Peide is our Co-Chairman.

(7). Ms. Carla Zhou is our Chief Financial Officer.

(8). The address for the shareholder is Oriental Plaza Bldg. W3 12 Fl. East Chang'an Ave. Dongcheng District Beijing, 100738 PRC.

(9). The address for the shareholder is No.16 Room 40, E Mei road 366, Hongkou District, Shanghai, PRC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: July 15, 2009	By:	/s/ Jing Xing
	Name:	Jing Xing
	Title:	Chief Executive Officer and Co-Chairman

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